EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

iCAD, Inc.

Nashua, New Hampshire

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-228514, 333-229452 and 333-235887) and Form S-8 (No. 333-201874, 333-187660, 333-99973, 333-119509, 333-139023, 333-144671, 333-161959, 333-211656, 333-229453 and 333-235580) of iCAD, Inc. and subsidiaries, of our reports dated March 11, 2020, relating to the consolidated financial statements, and the effectiveness of iCAD, Inc. and subsidiaries’s internal control over financial reporting which appear in this Annual Report on Form 10-K.

/s/ BDO USA, LLP

Boston, Massachusetts

March 11, 2020